Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors:

We hereby consent to the incorporation by reference in this Registration Statement filed on Form S-8, filed on or about June 19, 2008, of our report dated March 26, 2007 relating to the financial statements of Houston American Energy Corp. appearing in the Form 10-K for the year ended December 31, 2007.

/s/ Thomas Leger & Co., L.L.P.

Thomas Leger & Co., L.L.P.

Houston, Texas
June 19, 2008